Exhibit 99.1

February 23, 2011	For Immediate Release

Employers Holdings, Inc. Reports Fourth Quarter and Full Year 2010 Earnings and Declares First Quarter 2011 Dividend

Key Highlights

•	Increased fourth quarter net income 25 cents per share or by 78.9% and net income before the LPT 24 cents per share or by 132.6% year over year

•	Increased fourth quarter written premium $6.1 million or 8.4% year over year

•	Decreased underwriting and other operating expenses 36.5% year over year in the fourth quarter and 23.6% in the full year

•	Increased California policy count 5.1% and overall policy count 1% year over year

•	Continued positive, but flattening net rate in California in the fourth quarter

•	Filed to increase rates in California an additional 2.5% effective March 15, 2011 and received a 7.8% rate increase in the administered pricing state of Florida effective January 1, 2011

•	Maintained fair market value of $2.1 billion portfolio with a tax equivalent yield of 5.3% and a pre-tax yield of 4.2%

•	Increased book value per share 6.8% to $22.08 since December 31, 2009

•	Completed $50 million share repurchase program and authorized a new $100 million share repurchase program through June 2012; total repurchases of $64.4 million in 2010

Reno, Nevada—February 23, 2011—Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported fourth quarter net income of $20.1 million or $0.51 per diluted share compared with $11.3 million or $0.26 per diluted share in the fourth quarter of 2009, an increase of $8.9 million in net income or $0.25 per share. Net income in the fourth quarter of 2010 was driven largely by expense reductions, realized gains from equity sales in the quarter and increased written premium. Written premium was impacted by a $2.8 million favorable adjustment in the final audit accrual rate in the fourth quarter of 2010 relative to the fourth quarter of 2009 and a $1.6 million reinsurance reinstatement premium paid that lowered written premium in the fourth quarter of 2009. In force premium of $321.1 million at December 31, 2010 declined $63.9 million or 16.6% relative to year-end 2009 and just 2.2% since September 30, 2010.

Net income includes amortization of the deferred reinsurance gain related to the Loss Portfolio Transfer (“LPT”) Agreement. Consolidated net income before the impact of the LPT deferred reinsurance gain (the Company’s non-GAAP measure described below) was $15.4 million or $0.39 per share in the fourth quarter of 2010 and $6.6 million or $0.15 per share in the fourth quarter of 2009.

Net income for the full year of 2010 was $62.8 million or $1.51 per diluted share compared with $83.0 million or $1.80 per diluted share for the full year 2009. Net income before the impact of the LPT deferred reinsurance gain was $44.6 million or $1.07 per diluted share in 2010 compared with $65.0 million or $1.41 per diluted share in 2009.

At December 31, 2010, the Company’s year over year change in net rate was -5% compared with -7% in 2009 while the Company’s year over year change in total payroll exposure was -12% compared with -11% in 2009.

The fourth quarter 2010 combined ratio was 107.6% (113.3% before the impact of the LPT deferred reinsurance gain), compared with 106.5% (111.7% before the impact of the LPT deferred reinsurance gain) for the fourth quarter of 2009, an increase of 1.1 percentage points in the GAAP combined ratio. For the full year of 2010, the combined ratio was 106.8% (112.4% before the impact of the LPT deferred reinsurance gain), an increase of 8.8 percentage points from 98.0% (102.5% before the impact of the LPT deferred reinsurance gain) for the same period in 2009.

President and Chief Executive Officer Douglas D. Dirks commented on the results: “Reflecting on this past year, we are pleased that our growth initiatives, implemented in late July, are beginning to yield results. In the last six months of 2010, we added 1,228 policies, despite the fact that unemployment rates in three of our largest states – California, Florida and Nevada – were at or near their thirty-five year peaks.”

Dirks continued: “Net income before the LPT doubled in the fourth quarter, bolstered by expense reductions and realized gains on the sale of equities. By actively managing our operations, in the fourth quarter of 2010 we have made substantial progress in improving our underwriting and other operating expense ratio of 27.4%, which declined 12.7 percentage points year over year. Our fourth quarter loss ratio increased 14.7 percentage points year over year, with the difference in prior accident year reserve releases – none in the fourth quarter of 2010 compared with $11.8 million in the fourth quarter of 2009 – contributing 14.1 percentage points of the increase. We increased our loss provision rate, to 73.0% compared to 71.5% in the fourth quarter of 2009, to reflect increased severity trends in California. Net rate in California was positive in the fourth quarter and we are raising pure premium rates an additional 2.5% in California effective March 15, 2011. California continues to represent approximately half of our book of business.”

Commenting on the balance sheet, Dirks added: “Book value per share increased 6.8% since December 31, 2009. At the same time, we returned $74.3 million to stockholders through share repurchases and dividends during 2010. Our invested assets of $2.1 billion yielded 5.3% on a tax equivalent basis at December 31, 2010 with a pre-tax net unrealized gain of $129.4 million in 2010. We broadened equity investments slightly, to 3.9% of total invested assets and shifted $20 million of equity securities to a high-yield dividend portfolio. New investments are high quality, large cap equities that combined have a higher dividend rate than the equities previously held. We believe these investments will yield additional income while further diversifying our equity holdings across industries and issuers.”

Looking ahead, Dirks concluded: “While economic recovery may be a lengthy process, there are signs of stability and growth returning to some areas of our geographic footprint. We have scaled our operations in line with our current book of business and continue to invest in the products and services that support our agents, partners and policyholders. In 2011, we will focus on further increasing the numbers of new policies and agents, and deploying our rapid quote capability which is now available in 22 of our 30 states. As we add new agents and policies, we will focus on the retention of our best accounts. In the face of competitive and sometimes irrational pricing, we will not buy new business.”

Fourth Quarter 2010 Comparison to Fourth Quarter 2009

Net premiums earned were $83.6 million, a decrease of $6.5 million or 7.2% from the fourth quarter of 2009. Policy count is discussed in the full year review which follows the fourth quarter discussion.

Net investment income was $20.4 million compared with net investment income of $21.8 million in the fourth quarter of 2009. The decrease in the fourth quarter of 2010 was primarily due to a decrease in invested assets resulting from the return of capital to stockholders through common stock repurchases and dividends in 2010.

Realized gains on investments increased to $9.2 million compared with realized losses of $0.3 million in the fourth quarter of 2009. The increase in 2010 was largely attributable to the shift of $20 million of equity securities into a high dividend yield portfolio.

Losses and loss adjustment expenses were $56.7 million compared with $47.8 million in the fourth quarter of 2009 primarily as a result of no favorable prior accident year development in this year’s fourth quarter compared with $11.8 million in 2009. Before the impact of the LPT deferred reinsurance gain, loss and LAE expense was $61.4 million in the fourth quarter of 2010 and $52.4 million in the fourth quarter of 2009. Additionally, in the fourth quarter of 2010, the Company recorded a $0.9 million expense related to the write-off of reinsurance recoverables.

Commission expense was $9.4 million compared with $10.5 million, or $1.1 million lower than in the fourth quarter of 2009. Commission expense declined in the fourth quarter of 2010 due to lower net premiums earned and a $3.0 million reduction in the estimate (accrual) of certain administrative fees due Anthem Blue Cross under our joint marketing agreement. The decrease was partially offset by a $1.8 million commission fee to re-negotiate the terms of a reinsurance agreement with Clarendon National Insurance Company (Clarendon). Additionally, in the fourth quarter of 2009, the Company recorded a favorable adjustment of $0.9 million to the LPT contingent profit commission.

Dividends to policyholders were $0.9 million compared with $1.5 million in the fourth quarter of 2009 largely due to fewer policies eligible for dividends in the fourth quarter of 2010 and lower premiums on eligible policies.

Underwriting and other operating expenses were $22.9 million compared with $36.1 million in the fourth quarter of 2009, a decrease of $13.2 million or 36.5% primarily as a result of savings in salaries and benefits from cost control actions undertaken by management. Underwriting and other operating expenses include a restructuring charge of $0.9 million in 2010 compared with $0.7 million in the fourth quarter of 2009.

Interest expense was $0.9 million compared with $1.8 million in the fourth quarter of 2009. The decrease was primarily attributable to debt reduction of $50 million in the fourth quarter of 2009.

Income tax expense decreased to $2.4 million compared to $2.6 million in the fourth quarter of 2009. The effective tax rate declined to 10.5% in the quarter compared to 18.6% in the prior year’s quarter.

Full Year 2010 Comparison to Full Year 2009

Net premiums earned of $321.8 million decreased 20.4% from $404.2 million in the prior year.

Overall policy count increased one percent to 44,561 at December 31, 2010 from 44,154 at December 31, 2009. For the Company’s five largest states, unit count grew by an aggregate of 1,563 policies in California and Illinois with most of that policy count growth in California, and unit count declined by an aggregate of 1,348 policies in Nevada, Florida and Wisconsin. Average in-force policy size decreased 17.4% to $7,200 at December 31, 2010 compared with $8,700 at December 31, 2009.

Net investment income in 2010 decreased $7.5 million or 8.2% to $83.0 million from $90.5 million in 2009 largely due to a decrease in invested assets resulting from common share repurchases and dividends paid to stockholders and the repayment of $50 million in debt in 2009. The average pre-tax and tax equivalent yields on invested assets were 4.2% and 5.3%, respectively, at December 31, 2010 with these yields stable relative to 2009. Realized gains on investments were $10.1 million for the year compared with realized gains of $0.8 million in 2009. Realized gains occurred largely in the fourth quarter of 2010 in connection with the sale of equities (see fourth quarter discussion above).

Losses and LAE decreased to $194.8 million from $214.5 million in 2009 primarily as a result of lower payroll exposures. Additionally, favorable prior accident year loss development decreased $34.8 million in 2010 to $16.6 million. Before the impact of the LPT deferred reinsurance gain, losses and LAE were $213.0 million and $232.5 million in 2010 and 2009, respectively. Current accident year loss estimates were 70.9% in 2010 and 70.2% in 2009.

Commission expense in 2010 increased to $38.5 million from $36.2 million in 2009 largely due to a favorable $15.0 million increase in the LPT contingent profit commission in 2009 and the re-negotiation of the terms of a reinsurance agreement resulting in an additional $1.8 million in commission expense in the fourth quarter of 2010.

Dividends to policyholders were $4.3 million compared with $6.9 million in 2009. The decrease was the result of lower premium levels on dividend policies in Florida and Wisconsin and fewer policies eligible for dividend payments in 2010.

Underwriting and other operating expenses of $106.0 million decreased $32.7 million or 23.6% compared with 2009. Excluding restructuring charges of $6.1 million in 2010 and $5.7 million in 2009, underwriting and other operating expenses decreased $33.1 million or 24.9% in 2010 compared to 2009. Active cost management resulted in decreases in total compensation and technology of $16.5 million and $3.5 million, respectively, year over year. Additionally, there was a $5.8 million decrease in premium taxes.

Interest expense of $5.7 million decreased $1.7 million from $7.4 million in 2009, primarily due to debt reduction and the expiration of an interest rate swap agreement associated with the Wells Fargo Credit Facility.

Income taxes in 2010 were $3.5 million compared with $9.3 million in 2009 with an effective tax rate of 5.3% in 2010 and 10.1% in 2009. Tax exempt income as a percentage of pre-tax income was 53.5% in 2010 and 36.8% in 2009, with the increase in 2010 largely the result of lower pre-tax income in 2010 relative to 2009.

Total outstanding debt at December 31, 2010, was $132 million with a debt to total capitalization ratio, including the deferred reinsurance gain – LPT Agreement, of 13.3%.

In December, the Company entered into an amendment to the Wells Fargo Credit Facility. Pursuant to the Credit Facility, the Company has a $100 million line of credit through December 31, 2011, a $90 million line of credit in 2012, an $80 million line of credit in 2013, a $70 million line of credit in 2014, and a $60 million line of credit in 2015. The Credit Facility was secured by $131 million in fixed maturity securities, cash and cash equivalents at December 31, 2010, based on fair market value. The Credit Facility requires the Company to maintain $5 million of cash and cash equivalents at the holding company at all times.

In the fourth quarter of 2010, the terms of a reinsurance agreement were re-negotiated with Clarendon, resulting in the release of the funds held by Clarendon in the amount of $74.6 million, of which $47.1 million was placed in trust for the benefit of Clarendon to support liabilities under the reinsurance agreement and the remaining $27.5 million was invested.

Total invested assets were $2.1 billion at December 31, 2010. The Company’s investment portfolio, which is classified as available-for-sale, consisted of 96.1% fixed maturity securities and 3.9% equity securities at year-end 2010. The Company evaluated its portfolio allocation during the fourth quarter of 2010 and elected to shift $20.0 million of equity securities into a high-yield dividend portfolio. The Company is including a list of portfolio securities by CUSIP in the Calendar of Events, Fourth Quarter “Investors” section of its web site at www.employers.com.

As of December 31, 2010, total stockholders’ equity decreased to $490.1 million from $498.4 million at December 31, 2009. Stockholders’ equity, including the deferred reinsurance gain related to the LPT, decreased 3.0% to $860.5 million from $887.0 million at December 31, 2009. Book value per share increased 6.8% to $22.08 at December 31, 2010 from $20.67 at December 31, 2009, as outstanding share count declined from 42,908,165 to 38,965,126 year over year due to stock repurchases.

Through the Company’s $100 million Stock Repurchase Program, 867,149 shares of common stock were repurchased in the fourth quarter of 2010 at an average price of $16.59 per share. Through its stock repurchase programs, in 2010, the Company repurchased an aggregate of 4,158,858 shares of common stock at an average cost of $15.48 per share.

The Board of Directors declared a first quarter 2011 dividend of six cents per share. The dividend is payable on March 23, 2011 to stockholders of record as of March 9, 2011.

Conference Call and Web Cast; Form 10-K

The Company will host a conference call on Thursday, February 24, at 10:30 a.m. Pacific Time. The conference call will be available via a live web cast on the Company’s web site at www.employers.com. An archived version will be available following the call. The conference call replay number is (888) 286-8010 with a pass code of 81095670. International callers may dial (617) 801-6888.

EHI expects to file its Form 10-K for the fiscal year ended December 31, 2010, with the Securities and Exchange Commission (“SEC”) on Thursday, February 24, 2011. The Form 10-K will be available without charge through the EDGAR system at the SEC’s web site and will also be posted on the Company’s website, www.employers.com, through the “Investors” link.

Discussion of Non-GAAP Financial Measures

This earnings release includes non-GAAP financial measures used to analyze the Company’s operating performance for the periods presented.

These non-GAAP financial measures exclude impacts related to the LPT Agreement deferred reinsurance gain. The 1999 LPT Agreement was a non-recurring transaction that does not result in ongoing cash benefits and, consequently, the Company believes these non-GAAP measures are useful in providing stockholders and management a meaningful understanding of the Company’s operating performance. In addition, these measures, as defined, are helpful to management in identifying trends in the Company’s performance because the items excluded have limited significance in current and ongoing operations.

The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. The non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company’s non-GAAP financial measures to similarly titled measures used by other companies.

Net Income before impact of the deferred reinsurance gain – LPT Agreement. Net income less (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Deferred reinsurance gain—LPT Agreement. This reflects the unamortized gain from the LPT Agreement. Under GAAP, this gain is deferred and amortized using the recovery method, whereby the amortization is determined by the proportion of actual reinsurance recoveries to total estimated recoveries, and the amortization is reflected in losses and LAE.

Gross Premiums Written. Gross premiums written is the sum of both direct premiums written and assumed premiums written before the effect of ceded reinsurance. Direct premiums written represents the premiums on all policies the Company’s insurance subsidiaries have issued during the year. Assumed premiums written represents the premiums that the insurance subsidiaries have received from an authorized state-mandated pool.

Net Premiums Written. Net premiums written is the sum of direct premiums written and assumed premiums written less ceded premiums written. Ceded premiums written is the portion of direct premiums written that are ceded to reinsurers under reinsurance contracts. The Company uses net premiums written, primarily in relation to gross premiums written, to measure the amount of business retained after cession to reinsurers.

Losses and LAE before impact of the deferred reinsurance gain – LPT Agreement. Losses and LAE less (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Losses and LAE Ratio. The losses and LAE ratio is a measure of underwriting profitability. Expressed as a percentage, it is the ratio of losses and LAE to net premiums earned.

Commission Expense Ratio.    Commission expense ratio is the ratio (expressed as a percentage) of commission expense to net premiums earned.

Underwriting and Other Operating Expense Ratio.    The underwriting and other operating expense ratio is the ratio (expressed as a percentage) of underwriting and other operating expense to net premiums earned.

Combined Ratio.    The combined ratio represents a summary percentage of claims and expenses to net premiums earned. The combined ratio is the sum of the losses and LAE ratio, the commission expense ratio, the policyholder dividends ratio and the underwriting and other operating expense ratio.

Combined Ratio before impacts of the deferred reinsurance gain – LPT Agreement. Combined ratio before impacts of LPT is the GAAP combined ratio before (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Equity including deferred reinsurance gain—LPT Agreement. Equity including deferred reinsurance gain—LPT is total equity plus the deferred reinsurance gain—LPT Agreement.

Book value per share. Equity including deferred reinsurance gain—LPT Agreement divided by number of shares outstanding.

Forward-Looking Statements

In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding the Company’s future operations and performance, including, but not limited to, management’s views regarding economic stability and growth in the Company’s geographic footprint and expectations regarding investment income. Certain of these statements may constitute “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely,” or “continue,” or other comparable terminology and their negatives.

EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI’s future performance. Factors that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in our public filings with the SEC, including the risks detailed in the Company’s Quarterly Reports on Form 10-Q and the Company’s Annual Reports on Form 10-K.

All forward-looking statements made in this press release reflect EHI’s current views with respect to future events, business transactions and business performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. The business of EHI could be affected by, among other things, competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency and severity of catastrophic events, actual loss experience, uncertainties in the loss reserving and claims settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments, the amount and timing of reinsurance recoverables, credit developments among reinsurers, changes in the cost or availability of reinsurance, market developments (including adverse developments in financial markets as a result of, among other things, changes in local, regional or national economic conditions and volatility and further deterioration of financial markets), credit and other risks associated with EHI’s investment activities, significant changes in investment yield rates, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, relations with and performance of employees and agents and other factors identified in EHI’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

The SEC filings for EHI can be accessed through the “Investors” link on the Company’s website, www.employers.com, or through the SEC’s EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041). EHI assumes no obligation to update this release or the information contained herein, which speaks as of the date issued.

CONTACT:

Media: Ty Vukelich, (775) 327-2677, tvukelich@employers.com.

Analysts: Vicki Erickson, (775) 327-2794, verickson@employers.com.

Copyright © 2011 EMPLOYERS. All rights reserved. EMPLOYERS® and America’s small business insurance specialist. ® are registered trademarks of Employers Insurance Company of Nevada. Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers’ compensation insurance and services focused on select small businesses engaged in low to medium hazard industries. Insurance subsidiaries include Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company. Additional information can be found at: http://www.employers.com.

Employers Holdings, Inc.

Consolidated Statements of Income

(in thousands)

	Three months ended December 31,		Years ended December 31,
	2010	2009	2010	2009
	(unaudited)
Revenues
Gross premiums written	$80,214	$75,746	$322,277	$379,949

Net premiums written	$78,286	$72,198	$313,098	$368,290

Net premiums earned	$83,565	$90,026	$321,786	$404,247
Net investment income	20,440	21,780	83,032	90,484
Realized gains (losses) on investments, net	9,237	(269)	10,137	791
Other income	49	25	649	413

Total revenues	113,291	111,562	415,604	495,935

Expenses
Losses and loss adjustment expenses	56,682	47,804	194,779	214,461
Commission expense	9,416	10,539	38,468	36,150
Dividends to policyholders	930	1,512	4,316	6,930
Underwriting and other operating expense	22,894	36,063	106,026	138,687
Interest expense	861	1,801	5,693	7,409

Total expenses	90,783	97,719	349,282	403,637

Net income before income taxes	22,508	13,843	66,322	92,298
Income taxes	2,359	2,579	3,523	9,277

Net income	$20,149	$11,264	$62,799	$83,021

Reconciliation of net income to net income before impact of deferred reinsurance gain - LPT Agreement
Net income	$20,149	$11,264	$62,799	$83,021
Less: Impact of LPT Agreement
Amortization of deferred reinsurance gain – LPT Agreement	4,719	4,630	18,233	18,007

Net income before impact of deferred reinsurance gain – LPT Agreement	$15,430	$6,634	$44,566	$65,014

Employers Holdings, Inc

Consolidated Statements of Income

(in thousands, except share and per share data)

	Three months ended December 31,		Years ended December 31,
	2010	2009	2010	2009
	(unaudited)
Net Income	$20,149 $	11,264	$62,799	$83,021

Earnings per common share
Basic	$0.51 $	0.26	$1.52	$1.81
Diluted	$0.51 $	0.26	$1.51	$1.80

Weighted average shares outstanding
Basic	39,610,351	43,721,812	41,390,984	45,953,868
Diluted	39,842,481	43,998,083	41,520,319	46,090,832

	Three months ended December 31,		Years ended December 31,
	2010	2009	2010	2009
	(unaudited)
Earnings per common share
Basic	$0.51	$0.26	$1.52	$1.81
Diluted	$0.51	$0.26	$1.51	$1.80

Earnings per common share attributable to the deferred reinsurance gain – LPT Agreement
Basic	$0.12	$0.11	$0.44	$0.39
Diluted	$0.12	$0.11	$0.44	$0.39

Earnings per common share before the deferred reinsurance gain – LPT Agreement
Basic	$0.39	$0.15	$1.08	$1.42
Diluted	$0.39	$0.15	$1.07	$1.41

Employers Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

	At December 31, 2010	At December 31, 2009
Assets
Available for sale:
Fixed maturity securities at fair value (amortized cost $1,901,778 at December 31, 2010 and $1,859,074 at December 31, 2009)	$2,000,364	$1,960,292
Equity securities at fair value (cost of $49,281 at December 31, 2010 and $39,936 at December 31, 2009)	80,130	69,268

Total investments	2,080,494	2,029,560

Cash and cash equivalents	119,825	188,833
Restricted cash	16,949	2,739
Accrued investment income	23,022	23,055
Premiums receivable, less bad debt allowance of $7,603 at December 31, 2010 and $9,879 at December 31, 2009	109,987	119,976
Reinsurance recoverable for:
Paid losses	14,415	13,673
Unpaid losses, less allowance of $0 at December 31, 2010 and $1,335 at December 31, 2009	956,043	1,051,170
Funds held by or deposited with reinsureds	3,701	82,339
Deferred policy acquisition costs	32,239	33,695
Federal income taxes recoverable	4,048	4,092
Deferred income taxes, net	38,078	43,502
Property and equipment, net	11,712	13,059
Intangible assets, net	13,279	15,442
Goodwill	36,192	36,192
Other assets	20,136	19,326

Total assets	$3,480,120	$3,676,653

Liabilities and stockholders’ equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$2,279,729	$2,425,658
Unearned premiums	149,485	158,577
Policyholders’ dividends accrued	5,218	7,958

Total claims and policy liabilities	2,434,432	2,592,193

Commissions and premium taxes payable	17,313	20,763
Accounts payable and accrued expenses	18,601	19,033
Deferred reinsurance gain–LPT Agreement	370,341	388,574
Notes payable	132,000	132,000
Other liabilities	17,317	25,691

Total liabilities	$2,990,004	$3,178,254

Employers Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

(continued)

	At December 31, 2010		At December 31, 2009
Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value; 150,000,000 shares authorized; 53,779,118 and 53,563,299 shares issued and 38,965,126 and 42,908,165 shares outstanding at December 31, 2010 and December 31, 2009, respectively	538		536
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued	—		—
Additional paid-in capital	314,212		311,282
Retained earnings	319,341		266,491
Accumulated other comprehensive income, net	84,133		83,812
Treasury stock, at cost (14,813,992 shares at December 31, 2010 and 10,655,134 shares at December 31, 2009)	(228,108)		(163,722)

Total stockholders’ equity	490,116		498,399

Total liabilities and stockholders’ equity	$3,480,120		$3,676,653

Book value per share	At December 31, 2010		At December 31, 2009
	(unaudited	)
Equity including deferred reinsurance gain – LPT
Total stockholders’ equity	$490,116		$498,399
Deferred reinsurance gain – LPT Agreement	370,341		388,574

Total equity including deferred reinsurance gain – LPT Agreement (A)	$860,457		$886,973

Shares outstanding (B)	38,965,126		42,908,165

Book value per share (A * 1000) / B	$22.08		$20.67

Employers Holdings, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Years ended December 31,
	2010	2009
Operating activities
Net income	$62,799	$83,021
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,098	9,899
Stock-based compensation	4,053	5,366
Amortization of premium on investments, net	6,105	5,047
Allowance for doubtful accounts	(3,611)	1,968
Deferred income tax expense	4,680	10,991
Realized gains on investments, net	(10,137)	(791)
Realized losses on retirement of assets	420	69
Change in operating assets and liabilities:
Accrued investment income	33	1,146
Premiums receivable	12,265	28,558
Reinsurance recoverable on paid and unpaid losses	95,720	22,895
Funds held by or deposited with reinsureds	78,638	5,824
Federal income taxes	44	6,950
Unpaid losses and loss adjustment expenses	(145,929)	(80,820)
Unearned premiums	(9,092)	(38,118)
Accounts payable, accrued expenses and other liabilities	(10,455)	(13,188)
Deferred reinsurance gain–LPT Agreement	(18,233)	(18,007)
Change in restricted cash	(12,210)	—
Other	(5,207)	9,941

Net cash provided by operating activities	56,981	40,751

Investing activities
Purchase of fixed maturities	(273,833)	(175,790)
Purchase of equity securities	(17,673)	(12,614)
Proceeds from sale of fixed maturities	102,659	85,541
Proceeds from sale of equity securities	17,753	20,634
Proceeds from maturities and redemptions of investments	123,672	170,278
Cash paid for acquisition, net of cash and cash equivalents acquired	—	(100)
Capital expenditures and other, net	(1,905)	(4,682)
Restricted cash (used in) provided by investing activities	(2,000)	2,725

Net cash (used in) provided by investing activities	(51,327)	85,992

Financing activities
Acquisition of treasury stock	(63,592)	(74,185)
Cash transactions related to stock-based compensation	(1,135)	(123)
Dividends paid to stockholders	(9,935)	(11,031)
Debt issuance costs	—	—
Proceeds from notes payable	—	—
Payments on notes payable	—	(50,000)
Other	—	—

Net cash used in financing activities	(74,662)	(135,339)

Net decrease in cash and cash equivalents	(69,008)	(8,596)
Cash and cash equivalents at the beginning of the period	188,833	197,429

Cash and cash equivalents at the end of the period	$119,825	$188,833

Employers Holdings, Inc.

Calculation of Combined Ratio before the Impact of the

Deferred Reinsurance Gain – LPT Agreement

(in thousands, except for percentages)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
	(unaudited)
Net premiums earned	$83,565	$90,026	$321,786	$404,247

Losses and loss adjustment expenses	$56,682	$47,804	$194,779	$214,461

Loss & LAE ratio	67.8%	53.1%	60.5%	53.1%

Amortization of deferred reinsurance gain – LPT	$4,719	$4,630	$18,233	$18,007
Impact of LPT	5.6%	5.1%	5.7%	4.5%

Loss & LAE before impact of the deferred reinsurance gain – LPT Agreement	$61,401	$52,434	$213,012	$232,468

Loss & LAE ratio before impact of the deferred reinsurance gain – LPT Agreement	73.5%	58.2%	66.2%	57.5%

Commission expense	$9,416	$10,539	$38,468	$36,150

Commission expense ratio	11.3%	11.7%	12.0%	8.9%

Dividends to policyholders	$930	$1,512	$4,316	$6,930

Policyholder dividend ratio	1.1%	1.7%	1.3%	1.7%

Underwriting & other operating expense	$22,894	$36,063	$106,026	$138,687

Underwriting & other operating expense ratio	27.4%	40.1%	33.0%	34.3%

Total expense	$89,922	$95,918	$343,589	$396,228

Combined ratio	107.6%	106.5%	106.8%	98.0%

Total expense before impact of the deferred reinsurance gain – LPT Agreement	$94,641	$100,548	$361,822	$414,235

Combined ratio before the impact of the deferred reinsurance gain – LPT Agreement	113.3%	111.7%	112.4%	102.5%